                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              THE CATO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

       CATO
The CATO Corporation




Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Home Office of the Company, 8100 Denmark Road, Charlotte, NC 28273 on Thursday, May 21, 1998 at 11:00 A.M., Eastern Time.

         The Notice of the Annual Meeting of Stockholders and Proxy Statement are attached. The matters to be acted upon by our stockholders are set forth in the Notice of Annual Meeting of Stockholders and discussed in the Proxy Statement.

         We would appreciate your signing, dating and returning to the Company the enclosed proxy card in the envelope provided at your earliest convenience.

         We look forward to seeing you at our Annual Meeting.

                                            Sincerely yours,



                                            WAYLAND H. CATO, JR.
                                            Chairman of the Board
                                            Chief Executive Officer




8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

                              The Cato Corporation

               --------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 21, 1998

               --------------------------------------------------


TO THE STOCKHOLDERS OF
THE CATO CORPORATION


         Notice is hereby given that the annual meeting of stockholders of The Cato Corporation (the "Company") will be held on Thursday, May 21, 1998 at 11:00 A.M., Eastern Time, at the Home Office of the Company, 8100 Denmark Road, Charlotte, NC 28273, for the following purposes:


         1. To elect three Directors to serve until their successors are elected and qualified;

         2. To consider and vote upon an amendment to The Cato Corporation 1993 Employee Stock Purchase Plan to increase the number of shares of the Company's Class A Common Stock, par value $.03 1/3 per share, reserved for issuance from 250,000 to 500,000 shares;

         3. To consider and vote upon a proposal to ratify the action of the Board of Directors in selecting Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ended January 30, 1999; and

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.


         The Board of Directors has fixed the close of business on March 27, 1998 as the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournments thereof.



                                  By Order of the Board of Directors



                                  ALAN E. WILEY
Dated:  April 22, 1998            Secretary

--------------------------------------------------------------------------------

STOCKHOLDERS ARE URGED TO SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

                              The Cato Corporation
                                8100 Denmark Road
                      Charlotte, North Carolina 28273-5975

                              --------------------

                                 PROXY STATEMENT

                              --------------------

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Cato Corporation (the "Company") for use at the annual meeting of stockholders of the Company to be held on May 21, 1998, and at any adjournment or adjournments thereof. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 22, 1998.

         Only stockholders of record at the close of business on March 27, 1998 are entitled to notice of and to vote at the meeting. As of March 27, 1998, the Company had outstanding and entitled to vote 22,237,391 shares of Class A Common Stock ("Class A Stock") held by approximately 1,245 holders of record and 5,264,317 shares of Class B Common Stock ("Class B Stock") held by 14 holders of record. The Transfer Agent estimates that there are approximately 3,760 shareholders in total. Holders of Class A Stock are entitled to one vote per share and holders of Class B Stock are entitled to ten votes per share. Holders of Class A Stock vote with holders of Class B Stock as a single class.

         All proxies which are properly executed and received prior to the meeting will be voted at the meeting. If a stockholder specifies how the proxy is to be voted on any of the business to come before the meeting, the proxy will be voted in accordance with such specification. If no specification is made, the proxy will be voted for the election of Directors, for the amendment to The Cato Corporation 1993 Employee Stock Purchase Plan and for the ratification of the selection of auditors. A proxy may be revoked, to the extent it has not been exercised, at any time prior to its exercise by written notice to the Secretary of the Company, by executing and delivering a proxy with a later date or by voting in person at the meeting.

         If you plan to attend and vote at the meeting and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership of shares.

         In accordance with applicable Delaware law and the Company's Bylaws, the holders of a majority of the combined voting power of Class A Stock and Class B Stock present in person or represented by proxy at the meeting will constitute a quorum. Abstentions are counted for purposes of determining the presence or absence of a quorum. With regard to the election of directors, votes may either be cast in favor of or withheld, and (assuming the presence of a quorum) directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election. Approval of the proposal to amend The Cato Corporation 1993 Employee Stock Purchase Plan and the ratification of the selection of independent auditors requires the affirmative vote of a majority of the combined voting power of the Class A Stock and Class B Stock present in person or represented at the meeting and entitled to vote. On any proposal other than the election of directors, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters which the brokers withhold authority, a broker non-vote will have no effect on the vote on any such proposal.

         The Company will bear the expense of preparing, printing and mailing the proxy statement to stockholders. The Company will reimburse brokers, dealers, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy solicitation materials to beneficial owners of the Company's Class A Stock and Class B Stock and securing their voting instructions. Corporate Investor Communications, Inc. has assisted the Company in conducting the search for beneficial owners at a cost of approximately $800.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth, as of March 27, 1998, certain information regarding the ownership of the outstanding shares of Class A Stock and Class B Stock by (i) each director and nominee, (ii) each person who is known by the Company to own more than 5% of such stock, (iii) executive officers listed in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes below, each stockholder named has sole voting and investment power with respect to such stockholder's shares.


                                                           Shares Beneficially Owned(1)(2)
                                                -----------------------------------------------------     Percent
                                                     Class A Stock              Class B Stock             of Total
                                                ------------------------- ---------------------------      Voting
                                                   Number      Percent       Number        Percent         Power
                                                ------------- ----------- -------------  ------------    -----------

Wayland H. Cato, Jr.(3)(4)                         3,439,085     15.3%       2,913,503      55.3%           43.4%
Edgar T. Cato(5)                                   1,734,936      7.8%       1,702,200      32.3%           25.0%
John P. Derham Cato(6)                               273,605      1.2%          82,215       1.6%            1.5%
Clarice Cato Goodyear(7)                             298,365      1.3%         190,515       3.6%            2.9%
Thomas E. Cato(8)                                    167,660       *            95,925       1.8%            1.5%
Alan E. Wiley(9)                                      55,564       *               -          -               *
Howard A. Severson(10)                                37,361       *               -          -               *
George S. Currin                                      11,287       *               -          -               *
James H. Shaw                                         10,500       *               -          -               *
Robert W. Bradshaw, Jr.                                  500       *               -          -               *
Grant L. Hamrick                                       3,000       *               -          -               *
Paul Fulton                                            7,000       *               -          -               *
A.F. (Pete) Sloan                                      3,200       *               -          -               *
All directors and executive officers
as a group (17 persons)(11)                        6,119,149     26.6%       4,984,358      94.7%           73.9%

The Crabbe Huson Group,Inc.(12)                    3,359,100     15.1%             -          -              4.5%
Dimension Fund Advisors(13)                        1,746,000      7.9%             -          -              2.3%


----------------

* Less than 1%

1) Includes the vested interest of executive officers in the Company's Employee Stock Ownership Plan. The aggregate vested amount credited to their accounts as of March 27, 1998 was 57,357 shares of Class A Stock.

2) Share amounts shown as subject to stock options in the footnotes below cover shares under options that are presently exercisable or will become exercisable within 60 days after March 27, 1998.

3) The business address of this stockholder is 8100 Denmark Road, Charlotte, North Carolina 28273-5975.

4) The amounts shown for Class A Stock and Class B Stock include 3,096,816 held in a limited partnership, 105,000 shares held by a private foundation, 20,600 shares held by a limited liability company and 216,666 shares subject to stock options. In the limited partnership are various trusts, revocable and irrevocable. The trustee of each trust has sole voting and investment power with respect to these trusts. Mr. Cato disclaims beneficial ownership in limited partnership interests held in irrevocable trusts. Mr. Cato is a general partner in the limited partnership, a member of the board of directors governing the private foundation and a member of the limited liability company. The amount shown for Class B Stock is held in the same limited partnership of which Mr. Cato is a partner.

5) The amount shown for Class A Stock includes 1,593,268 shares held in a limited partnership in which Mr. Cato is a partner and 141,666 shares subject to stock options. The amount shown for Class B Stock is held in the same limited partnership of which Mr. Cato is a partner. The address of this stockholder is 3985 Douglas Road, Coconut Grove, Florida 33133.

6) Includes 3,000 shares of Class A Stock owned by Mr. John Cato's wife. Also includes 9,300 shares of Class A Stock subject to stock options held by Mr. John Cato's wife. Mr. John Cato disclaims beneficial ownership of shares held directly or indirectly by his wife. The amount shown for Class A Stock includes 135,300 shares subject to stock options.

7) The amounts shown for Class A Stock and Class B Stock include 32,520 shares of Class A Stock and 22,500 shares of Class B Stock held by Ms. Goodyear's husband. Ms. Goodyear disclaims beneficial ownership of these shares. The amount shown for Class A Stock includes 97,500 shares subject to stock options.

8) The amount shown for Class A Stock includes 4,200 shares of stock held by Mr. Thomas Cato's children for which he acts as custodian and 570 shares of stock held by Mr. Thomas Cato's wife. Mr. Cato disclaims beneficial ownership of these shares. The amounts shown for Class A Stock include 69,000 shares subject to stock options.

9)       Includes 53,250 shares of Class A Stock subject to stock options.

10)      Includes 35,250 shares of Class A Stock subject to stock options.

11) The amounts shown for Class A Stock include 809,632 shares subject to stock options.

12) Based on Schedule 13G received by the Company from this stockholder on or about February 5, 1998. The address of this stockholder is The Crabbe Huson Group, Inc., 121 S. W. Morrison, Suite 1400, Portland, Oregon 97204.

13) Based on Schedule 13G received by the Company from this stockholder on or about February 10, 1998. The address of this stockholder is Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.


                              ELECTION OF DIRECTORS

         The Board of Directors, consisting of 13 members, is divided into three classes with terms expiring alternately over a three year period. As a result of the expiration of the terms of three incumbent directors, a total of three nominees are standing for election at the annual meeting. The three directors whose terms expire at this year's annual meeting, Messrs. Thomas E. Cato, George
S. Currin and A. F. (Pete) Sloan, have been nominated by the Board of Directors to succeed themselves and to serve until the 2001 annual meeting and until their successors are elected and qualified.

         It is the intention of the persons named in the proxy to vote for such persons for election to the Board of Directors for the ensuing periods as described except to the extent authority to so vote is withheld with respect to one or more nominees. Should any nominee be unable to serve (which is not anticipated), the proxy will be voted for the election of a substitute nominee selected by the Board of Directors. The three nominees shall be elected by a plurality of the votes of Class A Stock and Class B Stock voting as a single class. The other ten members of the Board of Directors will continue to serve in such capacity until their terms expire and their successors are elected and qualified.


Nominees

         Information with respect to each nominee, including biographical data for the last five years, is set forth below.

         Thomas E. Cato, 43, has been employed by the Company since 1977, has served as an officer since 1986 and has been a director of the Company since 1993. He currently serves as Vice President, Divisional Merchandise Manager, Accessories and Shoes. Mr. Thomas Cato is a son of Mr. Wayland H. Cato, Jr.

         George S. Currin, 61, has been a director of the Company since 1973. He currently serves as Chairman and Managing Director of Fourth Stockton Company and Chairman of Currin-Patterson Properties LLC, both privately held real estate investment companies.

         A. F. (Pete) Sloan, 68, has been a director of the Company since 1994. Mr. Sloan was Chairman of the Board of Lance, Inc. where he was employed from 1955 until his retirement in 1990. Mr. Sloan is currently a director of Bassett Furniture Industries, Inc., PCA International, Inc., and Richfood, Inc.

Continuing Directors

         Information with respect to the ten continuing members of the Board of Directors, including biographical data for the last five years, is set forth below.

         Wayland H. Cato, Jr., 75, is Chairman of the Board and has been a director of the Company since 1946. Since 1960, he has served as the Company's Chief Executive Officer.

         John P. Derham Cato, 47, has been employed as an officer of the Company since 1981 and has been a director of the Company since 1986. He currently serves as Vice Chairman of the Board, President and Chief Operating Officer. Mr. John Cato is a son of Mr. Wayland H. Cato, Jr.

         Edgar T. Cato, 73, is the Former Vice Chairman of the Board and Co-Founder of the Company and has been a director of the Company since 1946. Mr. Edgar T. Cato is the brother of Mr. Wayland H. Cato, Jr.

         Alan E. Wiley, 51, has been employed as an officer of the Company since 1992 and a director of the Company since 1994. He currently serves as Senior Executive Vice President, Secretary, Chief Financial and Administrative Officer. From 1981 through 1990 he held senior administrative and financial positions with British American Tobacco, U.S. in various companies of their specialty retail division.

         Clarice Cato Goodyear, 51, has been employed by the Company since 1975 and has served as a director and officer of the Company since 1979. She currently serves as Special Assistant to the Chairman and President and as Assistant Secretary. From March 1987 through July 1993, Ms. Goodyear held senior administrative, operational services and human resources positions in the Company; she served as Executive Vice President, Chief Administrative Officer and Assistant Secretary from May 1992 through July 1993. Ms. Goodyear is a daughter of Mr. Wayland H. Cato, Jr.

         Howard A. Severson, 50, has been employed by the Company since 1985 and has served as a director of the Company since 1995. He currently serves as Executive Vice President, Assistant Secretary and Chief Real Estate and Store Development Officer. From August 1989 through January 1993, Mr. Severson served as Senior Vice President - Chief Real Estate Officer.

         Robert W. Bradshaw, Jr., 64, has been a director of the Company since 1994. Since 1961, he has been engaged in the private practice of law with Robinson, Bradshaw & Hinson, P.A. and is a shareholder, officer and director of the firm.

         Paul Fulton, 63, has been a director of the Company since 1994. He currently serves as Chairman and Chief Executive Officer for Bassett Furniture Industries, Inc. From January 1994 until 1997, Mr. Fulton served as Dean of the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill. From July 1988 to December 1993, Mr. Fulton served as President of Sara Lee Corporation. Mr. Fulton is currently a director of Sonoco Products, NationsBank Corporation, Lowe's Companies, Inc., Bassett Furniture Industries, Inc., and Hudson's Bay Company.

         Grant L. Hamrick, 59, has been a director of the Company since 1994. Mr. Hamrick was Senior Vice President and Chief Financial Officer for American City Business Journals, Inc., from 1989 until his retirement in 1996. From 1961 to 1985, Mr. Hamrick was employed by the public accounting firm Price Waterhouse and served as Managing Partner of the Charlotte, North Carolina Office.

         James H. Shaw, 69, has been a director of the Company since 1989. Mr. Shaw was Chairman of Consolidated Ivey's, a regional department store chain, from 1988 until his retirement in 1989, Chairman and Chief Executive Officer of
J. B. Ivey & Company from 1986 to 1988 and Chairman and Chief Executive Officer of Ivey's Carolinas from 1983 to 1986.

         The ten continuing members of the Board of Directors are divided into two classes with current terms expiring in 1999 and 2000, respectively. On the expiration of each director's term, his successor in office will be elected for a three year term. The terms of Messrs. Wayland H. Cato, Jr., Edgar T. Cato, Howard A. Severson, Robert W. Bradshaw, Jr. and Grant L. Hamrick expire in 1999. The terms of Ms. Clarice Cato Goodyear and Messrs. John P. Derham Cato, Alan E. Wiley, Paul Fulton and James H. Shaw expire in 2000.


Directors' Compensation

         Directors, who are not employees of the Company, receive a fee for their services of $18,000 per year payable at the rate of $1,500 per month and are reimbursed for reasonable expenses incurred in attending director meetings. Non-employee directors also receive $125 per hour or a maximum of $1,000 per day for attending special meetings or for additional services.


                             MEETINGS AND COMMITTEES

         During the fiscal year ended January 31, 1998, the Company's Board of Directors held 4 meetings.

         The Company's Audit Committee reviews the Company's internal controls and confers with the Company's independent auditors concerning the scope and results of their audits and any recommendations they may have and considers such other matters relating to auditing and accounting as the Committee may deem appropriate. During the fiscal year ended January 31, 1998, the Audit Committee held one meeting. Ms. Clarice Cato Goodyear and Messrs. Wayland H. Cato, Jr., Hamrick, Bradshaw, Currin, Fulton, Shaw and Sloan are members of the Audit Committee.

         The Company's Compensation Committee reviews and approves the compensation of the executive officers of the Company. The Compensation Committee held one meeting during the fiscal year ended January 31, 1998. Ms. Clarice Cato Goodyear and Messrs. Wayland H. Cato, Jr., Bradshaw, Currin, Fulton, Hamrick, Shaw and Sloan are members of the Compensation Committee.


                           SUMMARY COMPENSATION TABLE

         The table below sets forth the compensation for the persons who were at January 31, 1998 the Company's Chief Executive Officer and four other most highly compensated executive officers.

                                                                                           Long Term
                                                    Annual Compensation(1)               Compensation
                                               ---------------------------------            Awards
                                                                                           Securities
                                                Fiscal       Salary      Bonus             Underlying
           Name and Principal Position           Year        ($)(2)       ($)              Options(3)
           ----------------------------------- ----------  ----------- -----------  -------------------------

           Wayland H. Cato, Jr.                  1997       442,977       225,000              --
           Chairman of the Board and             1996       449,504         --                 --
           Chief Executive Officer               1995       449,530         --                 --

           John P. Derham Cato                   1997       424,454       212,500           300,000(4)
           Vice Chairman of the Board            1996       304,920        40,000              --
           President and                         1995       219,530         --               47,500
           Chief Operating Officer

           Alan E. Wiley                         1997       217,554        55,000            30,000
           Senior Executive Vice President       1996       205,993        30,000              --
           Secretary                             1995       197,660         --               88,750
           Chief Financial and
           Administrative Officer

           Howard A. Severson                    1997       177,215        45,000            30,000
           Executive Vice President              1996       167,065        10,000              --
           Assistant Secretary                   1995       165,212         --               42,500
           Chief Real Estate and
           Store Development Officer

           B. Allen Weinstein (5)                1997       129,859        37,500            75,000
           Executive Vice President
           Chief Merchandising Officer
           of the Cato Division

--------------

(1) No named executive officer received perquisites or other personal benefits, securities or property which, in the aggregate, exceeded $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2)      Does not include amounts deducted pursuant to Internal Revenue Code
         Section 125.

(3) Options to purchase Class A Stock were granted to the named executive officers at the fair market value of the Class A Stock on the date of grant. The options vest in equal amounts over five years from the date of grant and expire ten years from the date of grant.

(4) Options to purchase Class B Stock at the fair market value of the Class B Stock on the date of grant. The options vest in equal amounts over five years from the date of grant and expire ten years from the date of grant.

(5)      Mr. Weinstein joined the Company on August 18, 1997.



Severance Agreements

         The Company has severance agreements with Mr. Wiley and Mr. Weinstein which currently provide for the continuation of their respective salaries for 12 months upon the termination of employment without cause.


               Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values

         The following table summarizes options exercised by the named executive officers during the fiscal year ended January 31, 1998 and presents the value of unexercised options held by the named executives at the end of the fiscal year.

                                                                                        Value of
                                                     Number of                        Unexercised
                                               Securities Underlying                  In-the-Money
                                           Unexercised Options at Fiscal               Options at
                                                    Year-End(#)                   Fiscal Year-End($)(1)
                                         -----------------------------------  -----------------------------
                                                  Exercisable(E)/                   Exercisable(E)/
          Name                                   Unexercisable(U)                  Unexercisable(U)
          ----------------------------   -----------------------------------  -----------------------------
          Wayland H. Cato, Jr.                      216,666   (E)                $     811,414   (E)
                                                      --      (U)                         --     (U)

          John P. Derham Cato                       116,500   (E)                      435,153   (E)
                                                    328,500   (U)                    1,042,523   (U)

          Alan E. Wiley                              35,500   (E)                      130,818   (E)
                                                     83,250   (U)                      289,977   (U)

          Howard A. Severson                         30,750   (E)                      114,139   (E)
                                                     55,500   (U)                      187,718   (U)

          B. Allen Weinstein                          --      (E)                         --     (E)
                                                     75,000   (U)                      234,375   (U)

------------------

(1) Value is based on difference between exercise price and market price of the underlying securities as of January 30, 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR


         The following table sets forth information concerning certain options granted by the Company to the named executive officers during the fiscal year ended January 31, 1998.

                                 Individual Grants
-----------------------------------------------------------------------------------    Potential Realizable Value
                            Number of                                                  at Assumed Annual Rates of
                           Securities       % of Total       Exercise                   Stock Price Appreciation
                           Underlying    Options Granted     of Base                         For Option Term
                             Options       To Employees       Price      Expiration    --------------------------
Name                       Granted(#)     In Fiscal Year      ($/Sh)        Date            5%($)           10%($)
----------------------------------------------------------------------------------------------------   --------------

Wayland H. Cato, Jr.           --               --              --           --               --               --

John P. D. Cato(1)          300,000           29.3%            8.25       08/28/07        1,556,503        3,944,507

Alan E. Wiley(2)             30,000            2.9%            8.25       08/28/07          155,650          394,451

Howard A. Severson(2)        30,000            2.9%            8.25       08/28/07          155,650          394,451

B. Allen Weinstein(2)        75,000            7.3%            8.25       08/28/07          389,126          986,127



1. Options granted under the Company's Non-Qualified Stock Option Plan to purchase Class B Stock at the fair market value of the Class B Stock on the date of grant. The options vest in equal amounts over five years from the date of grant and expire ten years from the date of grant.


2. Options granted under the Company's Non-Qualified Stock Option Plan to purchase Class A Stock at the fair market value of the Class A Stock on the date of grant. The options vest in equal amounts over five years from the date of grant and expire ten years from the date of grant.



                COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The following report submitted by the Compensation Committee and Stock Option Committee of the Board of Directors addresses the Company's executive compensation policies for fiscal 1997.

         The Compensation Committee is composed of eight members--six outside directors, the Chief Executive Officer and an Executive Vice President. The Compensation Committee provides guidance for the Company's executive compensation programs to insure a direct relationship between executive compensation and corporate performance.

         The Stock Option Committee is composed of the six outside members of the Board of Directors. The Stock Option Committee makes final decisions regarding stock option awards made under the Company's plans.

         The Company's executive compensation program has been designed (i) to provide compensation equivalent to compensation offered by peer group companies thereby allowing the Company to attract and retain the most qualified executives, (ii) to motivate executive officers by rewarding them for attaining pre-established Company financial goals and individual performance goals and
(iii) to align the interest of executive officers with the long-term interest of stockholders.

         In designing the compensation packages for executive officers, the Compensation Committee and Stock Option Committee compare the Company's executive officer compensation packages with peer group executive officer compensation packages, some of which are included in the Dow Jones Specialty Apparel Market Index plotted in the performance graph. Peer group companies which are similar in size and operate in the specialty apparel retail market are given particular consideration. The Compensation Committee and Stock Option Committee also consider the views of the Company's outside retail consultants concerning appropriate compensation levels for executive officers.

         The executive compensation program is focused on attainment of profitability and enhancement of stockholder equity. Currently, the Company's executive compensation program consists of three principal types of compensation: annual base salary, incentive bonuses and long-term stock option awards. Executive officers are rewarded when the Company achieves financial goals related to total revenues, net income, return on equity and expense management and when the executive officer achieves individual performance goals related to the executive officer's specific area of responsibility.

         Annual Base Salary - The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability. Each year the Compensation Committee determines the base salary for each executive officer based on whether the executive officer achieves his or her individual performance goals established for the prior fiscal year.

         Incentive Bonus - A significant component of an executive officer's total cash compensation consists of an incentive bonus based largely on the Company's achievement of its planned net income goal and the achievement by each executive officer of certain objective performance goals. The performance criteria used in establishing the incentive bonus of an executive officer vary depending on specific areas of responsibility but are closely tied to the financial goals of the Company. A bonus accrual is made based on the achievement of corporate financial goals. If corporate financial goals are not achieved, the accrual may be reduced or eliminated.

         No weighting is applied to the criteria established for each executive officer. If an executive officer achieves all of his or her performance goals and if the Company's profit plan is achieved, the executive officer is eligible to receive an incentive bonus equal to a maximum percentage of the executive officer's base salary. In the event an executive officer achieves some, but not all, of the performance goals, he or she is eligible to receive a bonus of a portion of the executive officer's potential maximum bonus.

         An individual executive officer's bonus for a fiscal year is based primarily on the Chief Executive Officer's evaluation of that executive officer's performance in relation to the applicable goals established for that executive officer and corporate profitability. Individual awards of bonus compensation for executive officers ranged from 15% to 50% of base salary for fiscal 1997.

         Long-Term Stock Option Awards - Stock options are awarded by the Stock Option Committee under the Company's Incentive Stock Option Plan and Non-Qualified Stock Option Plan to executive officers to provide incentive for the executive officer to focus on the Company's future financial performance and as a means to encourage an executive officer to remain with the Company. The Stock Option exercise price is 100% of the fair market value of the shares on the date of grant and vests in 20% increments over five years. Stock option grants are made when executive officers join the Company and thereafter at the discretion of the Stock Option Committee.

         The Compensation Committee and Stock Option Committee recognize that, to some degree, the determination of an executive officer's compensation package involves subjective considerations.


Chief Executive Officer

         The Compensation Committee (other than Mr. Wayland H. Cato, Jr.) and the Stock Option Committee determine the compensation package for the Chief Executive Officer by comparing his compensation package to the Chief Executive Officer compensation packages of the peer group. The Compensation Committee and Stock Option Committee also take into consideration years of service, specialty retail apparel experience, leadership, dedication and vision.

This report has been provided by the Compensation Committee and Stock Option
Committee:

         Wayland H. Cato, Jr.*
         Clarice Cato Goodyear*
         Robert W. Bradshaw, Jr.
         George S. Currin
         Paul Fulton
         Grant L. Hamrick
         James H. Shaw
         A. F. (Pete) Sloan

         * Compensation Committee only


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Ms. Goodyear and Messrs. Wayland H. Cato, Jr., Currin, Fulton, Shaw, Bradshaw, Hamrick and Sloan served as members of the Compensation Committee during fiscal 1997. Mr. Cato served as Chief Executive Officer and Chairman of the Company during fiscal 1997. Ms. Goodyear served as Executive Vice President of the Company during fiscal 1997. Ms. Goodyear and Mr. Wayland H. Cato, Jr. are the only officers of the Company who serve on the Compensation Committee.

         The Company has eight lease agreements with entities in which Mr. Currin has an interest. Four lease agreements were signed in 1995 and four were signed in 1994. The lease term of each agreement is for approximately 10 years with renewal terms at the option of the Company. The Company believes that the terms and conditions of the Lease Agreements are comparable to those which could have been obtained from unaffiliated leasing companies.

         During 1997, the Company paid to the entities in which Mr. Currin has an interest, the amount of $581,080 for rent and related charges.

         The firm of Robinson, Bradshaw & Hinson, P.A., of which Robert W. Bradshaw, Jr., a director of the Company, is an officer, a director and a shareholder, was retained to perform legal services for the Company during the last fiscal year. It is anticipated that the firm will continue to provide legal services to the Company during the current fiscal year.

Stock Performance Graph

         The following graph compares the yearly change in the Company's cumulative total shareholder return on the Company's Common Stock (which includes Class A Stock and Class B Stock) for each of the Company's last five fiscal years with (i) the Dow Jones Equity Market Index and (ii) the Dow Jones Specialty Apparel Market Index.


                                    [GRAPH]

THE CATO CORPORATION
STOCK PERFORMANCE TABLE
(BASE 100 IN DOLLARS)

      LAST TRADING DAY          THE CATO          D.J. EQTY        D.J. SPC
     OF THE FISCAL YEAR       CORPORATION         MKT INDEX        APPL MKT
     ------------------       -----------         ---------        --------
          01/29/93               100.00            100.00            100.00
          01/28/94               101.29            111.91             93.45
          01/27/95                49.48            112.57             84.44
          02/02/96                44.84            156.15             98.37
          01/31/97                24.74            197.55            115.53
          01/30/98                70.35            251.20            189.16

         The graph assumes an initial investment of $100 on January 29, 1993, the last trading day prior to the commencement of the Company's 1993 fiscal year and reinvestment of all dividends.

                  APPROVAL OF AMENDMENT TO THE CATO CORPORATION
                        1993 EMPLOYEE STOCK PURCHASE PLAN

         In December of 1997, the Board of Directors, subject to shareholder approval, adopted an amendment to the 1993 Employee Stock Purchase Plan ("SPP") to increase the number of shares reserved for issuance under the SPP from 250,000 to 500,000 shares. As of January 31, 1998, there were 290,808 shares of Common Stock available for issuance under the SPP including the 250,000 shares subject to shareholder approval at this Annual Meeting. The Board of Directors believes that the benefits to employees associated with the SPP will assist the Company in attracting and retaining qualified employees.

         The purpose of The Cato Corporation 1993 Employee Stock Purchase Plan ("SPP") is to provide employees of The Cato Corporation (the "Company") with an opportunity to accumulate Class A Common Stock ("Common Stock") of the Company. The SPP is administered by the Stock Option Committee of the Company's Board of Directors.

         All active employees who are customarily employed by the Company for more than 20 hours per week and more than five months per calendar year and who have reached the age required to enter into an enforceable contract in the employee's state of residence are eligible to participate in the SPP. An eligible employee may elect to allocate from 1% to 10%, in whole percentages, of his or her compensation, through payroll deduction, to purchase shares through the SPP.

         The SPP authorizes the Company to issue options to eligible employees to purchase shares of Common Stock during two six-month offering periods commencing October 1 and April 1. The purchase price at which shares are sold is 85% of the lower of the fair market value at (1) the beginning date of such offering period or (2) the ending date of such offering period. The fair market value of the Common Stock on a given date is the closing or last sale price on the NASDAQ/National Market System for that date.

         In addition to purchases made during the two six-month purchase periods, each eligible employee who is a participant in the SPP on April 15 of each year may make a one time election on April 15 to purchase shares through the SPP in an amount not to exceed $10,000. The price for purchases made on April 15 will be determined by using 85% of the fair market value of the Common Stock calculated as the closing or last sale price on the NASDAQ/National Market System on April 15. An employee of the Company or lineal descendants of the employee may not participate in the SPP if the employee or lineal descendant would own immediately after the grant of the option, stock possessing 5% or more of the combined voting power or value of all classes of stock of the Company. No eligible employees may acquire shares under the SPP having an aggregate fair market value in excess of $25,000 per calendar year.

         At the end of each six-month purchase period, an eligible employee may leave the shares in his account or have a certificate issued in his name. Shares of Common Stock for which certificates have been issued in the employee's name are freely transferable and will not be subject to specific transfer restrictions. One-time purchases made on April 15 are subject to and must be held for a minimum period of six months from the date of grant to the date of disposition of the shares.

         An eligible employee may cancel participation in the SPP at any time. If an eligible employee cancels his or her participation on or before March 15 and September 15 of each offering period, payroll deductions withheld during that offering period will be refunded to the employee as soon as practical. Upon withdrawal, the eligible employee's account shall be closed and certificates for all whole shares of common stock in the eligible employee's account shall be issued to the eligible employee. The eligible employee will receive cash for any fractional shares and any uninvested payroll deductions in the account. Upon the request of the eligible participant, all of the shares in the participant's account will be sold as soon as practical at market price and the net proceeds of the sale will be distributed to the eligible employee.

         Notice of the eligible employee's death constitutes notice of withdrawal from the SPP. If an eligible employee terminates employment for any reason including death, disability or retirement, or no longer meets the eligibility requirements for any reason other than a leave of absence, the account balance representing partial shares shall be paid in cash and a certificate shall be issued for whole shares. If an eligible employee is on an unpaid leave of absence up to a maximum of 12 weeks during an offering period, the eligible employee may remain in the SPP for that period. If the leave of absence exceeds 12 weeks or if the employee is terminated during the leave of absence, participation will be automatically canceled and the account balance will be paid accordingly.

         An eligible employee may purchase shares under the SPP only if the eligible employee is an employee on both the first day and the last business day of each such offering period. The Company anticipates that shares issued under the SPP will be original issue shares. To the extent that shares of Common Stock are issued under the SPP, the percentage of ownership of the outstanding shares of Common Stock held by existing stockholders of the Company will decrease.

         The Board of Directors, in its sole discretion, shall have the right to modify or terminate the SPP at any time without the approval of shareholders except as required by applicable law. The approval of the Company's shareholders shall be required for, among other things, any amendment that will increase the number of shares reserved under the SPP, reduce the price of shares to be purchased under the SPP below the price determined in accordance with the SPP or cause the SPP to fail to comply with the applicable Internal Revenue Code Sections. The SPP shall terminate on September 30, 2003 unless it has been previously terminated by the Board of Directors.


FEDERAL TAX CONSEQUENCES

         The SPP is intended to comply with requirements governing employee stock purchase plans as set forth in the Internal Revenue Code of 1986, as amended (the "Code"). Certain favorable tax consequences are afforded to purchasers of stock pursuant to an employee stock purchase plan meeting Code requirements. If eligible employees acquire stock under such a plan and hold it for a period of more than two years from the date the option is granted and more than one year from the date the option is exercised, the eligible employee will not realize any ordinary income on exercise but would realize ordinary income upon disposition of the stock to the extent of the excess of the fair market value of the stock at the time the option was granted over its option price (which under the Company's SPP would be the amount of the 15% reduction in price or discount). The eligible employee will report any additional gain as capital gains. If such stock is disposed of when its fair market value is less than its fair market value at the time the option was granted, the amount of ordinary income is limited to the excess of the fair market value at the time of disposition over the option price. Neither the grant of an option under the SPP meeting the requirements of the Code nor the exercise of such an option has tax consequences to the Company. If eligible employees dispose of stock acquired pursuant to the SPP within two years from the date the option is granted or one year from the date the option is exercised, the eligible employee must report as ordinary income the difference between the option price and the fair market value of the stock at the time the option was exercised. The Company may take an income tax deduction for that amount.


RECOMMENDATION OF THE BOARD OF DIRECTORS

         The affirmative vote of a majority of the votes present or represented at the Annual Meeting and entitled to be cast by the holders of Class A Stock and Class B Stock voting as a single class is required to adopt the amendment to the SPP. The Board of Directors recommends stockholders vote "FOR" adoption of the Amendment to The Cato Corporation 1993 Employee Stock Purchase Plan. Proxies, unless indicated to the contrary, will be voted "FOR" adoption of the SPP.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected Deloitte & Touche LLP as independent auditors to examine the Company's financial statements for the fiscal year ended January 30, 1999. This selection is being presented to the stockholders for their ratification at the annual meeting. Deloitte & Touche examined the Company's financial statements for the fiscal years ended January 31, 1998 and February 1, 1997. A representative of Deloitte & Touche LLP is expected to attend the meeting, respond to appropriate questions from stockholders present at the meeting and, if such representative desires, to make a statement. The affirmative vote of a majority of the votes present or represented at the annual meeting and entitled to vote by the holders of Class A Stock and Class B Stock, voting as a single class, is required to approve the proposal. The directors recommend that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors.


                              STOCKHOLDER PROPOSALS

         Stockholder proposals relating to the Company's annual meeting of stockholders to be held in 1999 must be received by the Company no later than December 28, 1998. Stockholders should send their proposals to the attention of the Company's Secretary at the Company's principal executive offices, 8100 Denmark Road, Charlotte, North Carolina 28273-5975.


                                  OTHER MATTERS

         The Board of Directors of the Company knows of no matters which will be presented for consideration at the meeting other than those set forth in this proxy statement. However, if any other matters are properly presented for action, it is the intention of the persons named in the proxy to vote on them in accordance with their best judgment.


                                     For the Board of Directors

                                     THE CATO CORPORATION



                                     ALAN E. WILEY
April 22, 1998                       Secretary

                                                                      APPENDIX A

                                                              (PROXY CARD FRONT)



Class A Common Stock

           This Proxy is Solicited on Behalf of the Board of Directors
                              THE CATO CORPORATION

PROXY


The undersigned hereby appoints Wayland H. Cato, Jr., Alan E. Wiley and Clarice Cato Goodyear, and each of them, with full power of substitution, attorneys and proxies to appear and vote, as indicated below, all of the shares of Class A Common Stock of The Cato Corporation that the undersigned would be entitled to vote at the annual meeting of stockholders of The Cato Corporation to be held on May 21, 1998, and at any and all adjournments thereof. The Board of Directors recommends a vote FOR the following items:

1.       ELECTION OF DIRECTORS      [ ] FOR all nominees except as
                                        indicated to the contrary
                                    [ ] WITHHOLD AUTHORITY to vote
                                        for all nominees

         Nominees:    Messrs. Thomas E. Cato, George S. Currin and
                              A. F. (Pete) Sloan

         (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through that nominee's name in the list provided above.)


2. RATIFICATION OF THE ACTION OF THE BOARD OF DIRECTORS TO AMEND THE CATO CORPORATION 1993 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S CLASS A COMMON STOCK, PAR VALUE $.03 1/3 PER SHARE, RESERVED FOR ISSUANCE FROM 250,000 TO 500,000;

                      [ ] FOR   [ ] AGAINST    [ ] ABSTAIN



3. RATIFICATION OF THE ACTION OF THE BOARD OF DIRECTORS IN SELECTING DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 30, 1999; AND

                      [ ] FOR   [ ] AGAINST    [ ] ABSTAIN


4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.



                                                               (PROXY CARD BACK)


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED , "FOR" ALL PROPOSALS AND "FOR" ELECTION OF ALL NOMINEES FOR DIRECTOR.


                                    DATED:
                                           ------------------------------------

                                    -------------------------------------------

                                    -------------------------------------------
                                                   Signature

                                    Please sign exactly as your name appears hereon. If the holder named hereon is a corporation, partnership or other association, please sign its name and add your own name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title. If shares are held jointly, EACH holder should sign.


PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY SO AS TO INSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

                                                                      APPENDIX B

                                                              (PROXY CARD FRONT)



Class B Common Stock

           This Proxy is Solicited on Behalf of the Board of Directors
                              THE CATO CORPORATION
PROXY


The undersigned hereby appoints Wayland H. Cato, Jr., Alan E. Wiley and Clarice Cato Goodyear, and each of them, with full power of substitution, attorneys and proxies to appear and vote, as indicated below, all of the shares of Class B Common Stock of The Cato Corporation that the undersigned would be entitled to vote at the annual meeting of stockholders of The Cato Corporation to be held on May 21, 1998, and at any and all adjournments thereof. The Board of Directors recommends a vote FOR the following items:

1.       ELECTION OF DIRECTORS      [ ] FOR all nominees except as
                                        indicated to the contrary
                                    [ ] WITHHOLD AUTHORITY to vote
                                        for all nominees

         Nominees:     Messrs. Thomas E. Cato, George S. Currin and
                       A. F. (Pete) Sloan

         (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through that nominee's name in the list provided above.)


2. RATIFICATION OF THE ACTION OF THE BOARD OF DIRECTORS TO AMEND THE CATO CORPORATION 1993 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S CLASS A COMMON STOCK, PAR VALUE $.03 1/3 PER SHARE, RESERVED FOR ISSUANCE FROM 250,000 TO 500,000;

                      [ ] FOR   [ ] AGAINST    [ ] ABSTAIN



3. RATIFICATION OF THE ACTION OF THE BOARD OF DIRECTORS IN SELECTING DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 30, 1999; AND

                      [ ] FOR   [ ] AGAINST    [ ] ABSTAIN


4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.



                                                               (PROXY CARD BACK)


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED , "FOR" ALL PROPOSALS AND "FOR" ELECTION OF ALL NOMINEES FOR DIRECTOR.


                                    DATED:
                                           ------------------------------------

                                    -------------------------------------------

                                    -------------------------------------------

                                    Please sign exactly as your name appears hereon. If the holder named hereon is a corporation, partnership or other association, please sign its name and add your own name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title. If shares are held jointly, EACH holder should sign.


                                    PLEASE MARK, DATE AND SIGN THIS PROXY AND
                                    RETURN IT PROMPTLY SO AS TO INSURE A QUORUM
                                    AT THE MEETING. THIS IS IMPORTANT WHETHER
                                    YOU OWN FEW OR MANY SHARES. DELAY IN
                                    RETURNING YOUR PROXY MAY SUBJECT THE COMPANY
                                    TO ADDITIONAL EXPENSE.